Exhibit 10.21

AMENDMENT
TO THE SEMPRA ENERGY
EMPLOYEE AND DIRECTOR SAVINGS PLAN

Sempra Energy maintains the Sempra Energy Employee and Director Savings Plan (the “Plan”).  In order to amend the Plan in certain respects, this Amendment to the Plan is hereby adopted, effective as of December 13, 2012.

The Plan is hereby amended, effective December 13, 2012 as follows:

1.

Section 1.1 (mm) of the Plan defining "Restricted Stock Units" is hereby amended in its entirety to read as follows:

"(mm) "Restricted Stock Units" shall mean phantom shares of restricted stock granted to a Participant under the 2008 Long Term Incentive Plan and any successor plan thereto."

2.

The first sentence of Section 3.1(b)(2) of the Plan is hereby amended to read as follows:

"Each Eligible Individual designated by the Committee as so eligible to defer, may elect to defer Restricted Stock Units (or a portion thereof), in accordance with such rules as the Committee may establish, which such rules shall not be inconsistent with the deferral election rules set forth in Sections 3.1 and 3.2 or the distribution provisions of Section 7.1."

3.

Section 3.1(b)(3) of the Plan is hereby amended to add the following thereto:

"Notwithstanding anything contained in the Plan to the contrary, a Participant may not elect a Scheduled Withdrawal Date with respect to the deferral of any Restricted Stock Units."

4.

Section 7.1(a)(1)(A) of the Plan is hereby amended to read in its entirety as follows:

"(A)

Except as provided in subparagraph (B), paragraph (2), paragraph (3) or Section 7.3, upon the Separation from Service or Disability of a Participant, a Participant’s Distributable Amount with respect to each Plan Year shall be paid to the Participant in a lump sum in cash (or shares of Sempra Energy common stock for Restricted Stock Unit subaccounts) on the Participant’s Payment Date."

5.

Section 7.1(a)(2) of the Plan is hereby amended to read in its entirety as follows:

"(2)

Optional Forms.  Instead of receiving his Distributable Amount with respect to each Plan Year as described at Section 7.1(a)(1)(A), the Participant may elect in accordance with Section 3.2 one of the following optional forms of payment (or shares of Sempra Energy common stock for Restricted Stock Unit subaccounts)  at the time of his deferral election for such Plan Year:

(i)

equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit subaccounts) (calculated as set forth in paragraph 7.1(a)(6)) over five years beginning on the Participant’s Payment Date,

(ii)

equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit subaccounts) (calculated as set forth in paragraph 7.1(a)(6)) over ten (10) years beginning on the Participant’s Payment Date, or

(iii)

equal annual installments in cash (or shares of Sempra Energy common stock for Restricted Stock Unit subaccounts)  (calculated as set forth in paragraph 7.1(a)(6)) over fifteen (15) years beginning on the Participant’s Payment Date.

The payment of such Participant’s Distributable Amount with respect each Plan Year shall be made or commence on such Participant’s Payment Date (or, if applicable, the date determined under subparagraph (a)(1)(B))."

Executed at San Diego, California this 13th day of December, 2012.

SEMPRA ENERGY
By: ______________________
G. Joyce Rowland
Title: Sr. Vice President, Human Resources, Diversity & Inclusion
Date: December 13, 2012